UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2007, the Registrant’s Board of Directors (the “Board”) elected Gretchen H. Tegeler to the Board. Ms. Tegeler will serve on the Board’s Audit Committee and Inter-Company Committee. Ms. Tegeler currently serves as State Vice President, Midwest Division, of the American Cancer Society for Iowa and South Dakota. She was previously Chief of Staff to former Iowa Governor Terry E. Brandstad, and Director of the Iowa Department of Management.

Also on August 29, 2007, the Board elected George C. Carpenter III to serve as Chairman of the Board and Margaret A. Ball to serve as Vice-Chair of the Board. The Committees of the Board were reconstituted as follows:

Executive Committee: Margaret A. Ball, George C. Carpenter III, Bruce G. Kelley (Chair)

Audit Committee: David J. Fisher (Chair), Joanne L. Stockdale, Gretchen H. Tegeler

Compensation Committee: George C. Carpenter III, Raymond A. Michel, Joanne L. Stockdale (Chair)

Inter-Company Committee: Margaret A. Ball (Chair), Raymond A. Michel, Gretchen H. Tegeler

Nominating Committee: Margaret A. Ball, David J. Fisher, Raymond A. Michel (Chair)

Item 7.01	Regulation FD Disclosure.

On August 29, 2007, the Board declared a quarterly dividend of seventeen cents per share of common stock payable September 17, 2007 to shareholders of record as of September 10, 2007.

On September 5, 2007, Mr. Bruce G. Kelley, President and Chief Executive Officer, and Mr. Mark E. Reese, Senior Vice President and Chief Financial Officer, will be presenting at the Keefe, Bruyette & Woods 2007 Insurance Conference at the Waldorf Astoria Hotel in New York City at 9:00 a.m. eastern daylight time. Investors may access a webcast of the presentation on the Company’s website at www.emcins.com/ir/presentations.htm. It is management’s intention to reaffirm its annual operating income guidance of $2.95 to $3.15 per share during this presentation.

The information contained under Item 7.01 in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

August 30, 2007